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                                                                    EXHIBIT 99.1

                                 PROXYMED, INC.
              THIRD QUARTER 2001 FINANCIAL RESULTS CONFERENCE CALL

                            Moderator: Michael Hoover
                                October 12, 2001
                                  10:00 a.m. ET

Operator:         Good morning. My name is Nikki and I will be your conference facilitator. At this time, I would like to welcome everyone to the ProxyMed third quarter earnings release conference call.
                  All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad and questions will be taken in the order that they are received. If you would like to withdraw your question, press star, then the number two on your telephone keypad.

                  I would like to turn the call over to Judd Schmid, chief financial officer of ProxyMed. Mr. Schmid, you may begin your conference.

Judson Schmid:    Thank you, Nikki. Good morning, everyone. Thank you once again for joining us for ProxyMed's conference call to discuss the company's results for the third quarter of 2001. I am Judson
                  Schmid, ProxyMed's chief financial officer. Before we begin our discussion, let me take a minute to reference the Safe
                  Harbor Statement under the Private Securities Litigation
                  Reform Act of 1995. This conference call may contain forward looking statements that are subject to risks and uncertainties, including, but not limited to, assumptions, beliefs, and opinions related to ProxyMed's growth strategy, based upon ProxyMed's interpretation and analysis of healthcare industry trends and management's ability to successfully develop, market, sell, and implement its clinical and financial transaction services and software applications to physicians, pharmacies, laboratories, and payers, as well as the successful integration of its acquisitions. Other risk factors are detailed in the company's filings with the Securities and Exchange Commission. ProxyMed expressly disclaims any intent or obligation to update any forward looking statements.

                  Leading today's conference call is Michael Hoover, ProxyMed's chairman and chief executive officer, and providing an operational summary will be Nancy Ham, our chief operating officer. I'd like to turn the call now over to Mike. Go ahead, please, Mike.

Michael Hoover:   Thank you, Judd. Good morning, everyone and welcome to
                  ProxyMed's third quarter 2001 results conference call. Today, Nancy, Judd, and I will discuss and review our third quarter results and then we will review our general business outlook and strategies for the remainder of 2001 and for next year.

                  In the formal oral presentation today, we will be focusing on four themes: the clean up of our capital structure; our efforts to increase our institutional ownership; our growth strategies; and the operational leverage attributable to our business. We hope that our opening remarks will answer many of your questions as to what has been happening here at ProxyMed since our last conference call. But as is customary at the end of our oral presentation, we will open up the lines for additional questions that you may have.

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                  Let me first express our condolences to all those affected by the tragedy of one month ago. While we at ProxyMed were not directly effected, we are saddened by the loss of one of our direct investors, some of our business associates, and others that follow our company. All of our employees are safe and our computer networks were unaffected by the event. Like many in our industry, we did see dips in our transaction volumes in the days following the tragedy, but now have seen a rebound back to normal levels. To do our share to help those effected by the tragedy, ProxyMed has made a donation to the American Red Cross.

                  Well, once again, we have good news to report. As you will hear shortly from Judd and Nancy, ProxyMed has again reported record revenue and EBITDA profits for the quarter, a continuous improvement since I joined the company a year ago. In addition to discussing the results for the quarter, Judd will also report on the successful completion of the exchange of warrants for common stock and our 1-for-15 reverse stock split, both major undertakings in our successful ongoing effort to clean up an overly complex capital structure. Nancy will then discuss our business operations, including core growth and operating leverage. At the end of the call, I will come back to discuss the outlook for the remainder of the year and beyond.

                  I will now turn it over to Judd for his financial review. Judd...

Judson Schmid:    Thank you, Mike, and good morning, everyone. As Mike said, we have good news to report here at ProxyMed. To begin our discussion, let's start with a recap of our record revenues of $11.9 million and discuss what contributed to our EBITDA profit of $754,000, an improvement of 80 percent over last quarter.

                  The third quarter has traditionally been a strong revenue quarter for ProxyMed and this year continues that trend. ProxyMed recorded consolidated revenues of $11.9 million in the third quarter, an increase of 23 percent over third quarter 2000 consolidated revenues of $9.1 million. This performance was fueled by a 105 percent revenue increase in Healthcare Transaction Services, which rose from $2.3 million last year to $4.7 million this year. This includes the result of the first full quarter of operations from our accretive MDP acquisition. In addition, we saw a five percent revenue increase in our Laboratory Services segment from $6.8 million last year to $7.1 million this year.

                  In terms of transaction growth during the quarter, we processed 23.6 million clinical and financial transactions through ProxyNet, our secure, national healthcare information network, representing a 56 percent increase over the third quarter of 2000. Direct cost of sales for Healthcare Transaction Services increased slightly as compared to revenues primarily due to the impact of higher direct costs at MDP for our statement processing services and they may continue to grow as we begin to share revenues with EDS under our MHIN contract, which Nancy will discuss shortly. Additionally, direct costs associated with Lab Services revenues increased due to the mix of products and services sold and due to promotional programs for selected lab customers.

                  On the expense side, we have continued to keep our expenses in check. In addition, we are working throughout the Company to leverage investments in technology and processes, allowing us to take advantage of operational efficiencies as a way to improve our profit margins. Despite our tight cost controls, we have made

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                  investments in certain expense areas to drive revenue growth primarily related to MDP operations, the gearing up for MHIN activities and for marketing expenses.

                  Consolidated SG&A expenses were $5.2 million for the quarter, down from $6.3 million in the third quarter of last year. On a segment basis, SG&A expenses for Healthcare Transaction Services were down to $2.5 million from $2.9 million last year while SG&A expenses for Lab Services increased slightly from $1.9 million to $2.1 million. Finally, we saw the greatest improvement in our corporate expenses dropping to $600,000 from $1.5 million last year.

                  Now turning to my favorite topic, operating profits. I am pleased to announce that our EBITDA profits for the third quarter increased to $754,000 compared to a reported EBITDA loss of $739,000 for the third quarter of 2000. The improvement in EBITDA also represents an increase of 80 percent over last quarter's record EBITDA performance of $420,000. Additionally, we are pleased that both our operating segments contributed improved EBITDA performance over last year's quarter.

                  As we mentioned in last quarter's call, we will continue to record amortization expense of approximately $800,000 per quarter related to our acquisition of MDP through the end of 2001, at which time, we will adopt the new FASB No. 142 statement rules regarding goodwill amortization. Once this goodwill amortization is eliminated, we believe that we will achieve positive earnings per share in Q1 of 2002, a true milestone for ProxyMed.

                  Finally, in wrapping up our P&L discussion, we had non-cash dividend charges of $3.6 million for the quarter. This resulted from both our regular Series C preferred dividend payment and from a non-cash accounting charge for the Series C warrant exchange, which we will talk about shortly.

                  With regards to Series C dividends, we issued 24,500 shares of common stock in October for payment of these dividends in lieu of paying cash. We evaluate our dividend payment strategy each quarter, but in all likelihood, we will continue to pay these dividends in stock until we increase our cash position. Since June, when the original lock-up period expired, preferred holders have converted $4.4 million of the $25.3 million in Series C preferred stock into common shares. All conversions reduce the amount of dividends that we ultimately pay whether paid in cash or stock. In addition, subsequent to quarter end, the last of the Series B preferred stock was also converted.

                  As you may already know in June, ProxyMed commenced a program to exchange the warrants issued in conjunction with our Series C preferred financing into shares of common stock. As reported in our press release of August 17th, we successfully exchanged over 96 percent of the warrants previously issued to the investors and the placement agent, thereby virtually eliminating the overhang and reducing our fully-diluted share position by over six percent compared to before the transaction. It is important to note that any shares exchanged in this transaction are subject to a lock-up until February 15, 2002 and for this transaction, we recorded a non-cash accounting charge of $3.2 million in the third quarter of 2001.

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                      At the same time we completed the warrant exchange, we
                      announced a 1-for-15 reverse stock split. Clearly a gutsy move that has paid off. We completed this reverse split for three reasons: (i) even after the successful warrant exchange, we still had over 81 million fully-diluted shares outstanding, way too much for a small company, and we still had limited float; (ii) we needed to get our share price above a level where we could attract institutional investors and analysts; and (iii) we were somewhat concerned about the Nasdaq listing requirements. Our Board believed that this was the best option to address these issues and we believe that the investment community has agreed with this decision. Mike will talk shortly about our need to gain further institutional ownership.

                      As a result of the warrant exchange, the reverse stock split, and additional conversions of our Series C preferred stock, our capitalization structure at the end of the third quarter was as follows: 3 million shares of outstanding common stock; 1.4 million underlying common shares for preferred stock; and 1 million underlying shares for stock options and warrantsall totaling 5.4 million shares a much simpler picture.

                      Insider and affiliate ownership is approximately 22 percent, and there are approximately 2.4 million shares of public float, although over 1 million shares are locked-up through February 2002, as noted previously. Institutional ownership is estimated to be approximately eight percent.

                      Finally, to wrap up the financial discussion, at September 30th, our cash position was over $5.4 million. We had great success in our cash collection efforts and have reduced our days outstanding from 51 days at year end to 43 days currently. We have spent approximately $760,000 on capital expenditures so far this year, primarily related to network and security upgrades, which Nancy will discuss shortly. Looking at the balance sheet, we do have a $7 million note due in May 2002 as a result of our acquisition of MDP. Although, we believe that operations will generate sufficient cash to cover this repayment, we are currently negotiating an asset-based revolving line of credit.

                      We continue to improve our financial results quarter over quarter and believe that we represent an exciting investment in the Healthcare IT space. Thank you very much and I will now turn it over to Nancy.

Nancy Ham:            Thanks, Judd.  As we just pointed out, this has been our
                      most successful quarter ever and I would like to share some of the operational details of how we got there. I'll begin by discussing our Healthcare Transaction Services segment, which includes both payer services and prescription services.

                      In this segment, we focused in the past quarter on three things: core growth; completing the integration of our MDP acquisition; and increasing our operational leverage.

                      With regards to core growth, we increased again this quarter both the breadth and the depth of our network. On the front-end, or provider side of the network, our sales team had a great quarter, being over quota once again on both the number of new physicians and the number of new services sold to those physicians. We added almost 1,000 new physicians to our network. In addition, we added six new

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                      electronic commerce partners representing over 1,500
                      indirect physicians in multiple markets. This brings our total of electronic commerce partners, or VARs, to 120. On the back-end of the network, we signed seven new payers, bringing our total of direct payer connections to 337.

                      In addition to this internal growth, we also effectively grew the breadth of our network through strategic opportunities. In the second quarter, we improved our nationwide coverage through the acquisition of MDP, which brought to us over 5,000 physicians in the Southeast, greatly strengthening our position there. In the third quarter, we entered into a partnership with EDS enabling us to offer our financial transaction services to clients of their Maryland Health Information Network or "MHIN". This has the potential to add over 1,500 physicians in Q4 in the Mid-Atlantic area. These are just two examples of how ProxyMed has grown in the past year to become the second largest connectivity services organization focused on serving physician offices.

                      As we add physicians to our network, we then have the opportunity to cross-sell to them additional products and services. Today, we have seven separate financial, administrative, and clinical value-added services for a physician office, with the majority of our customers currently using only one or two. Obviously, this represents tremendous untapped potential with our existing customer base. We have kicked off several initial cross-selling efforts in Q3 to explore which approach will be most effective. As we hone our market approach, this will be a big driver for us as we move forward into 2002. In addition to accelerating the top line, increased services from current customers allows us to maximize our operational leverage, thereby positioning us for improved margins on this incremental business.

                      Now on the transaction side, Judd has already mentioned that we processed almost 24 million transactions via ProxyNet. This growth was largely due to payer services which had its fifth consecutive record breaking quarter transaction growth. We broke our record from last quarter by growing core business, meaning excluding the MDP acquisition, over 24 percent year over year. Including MDP, we processed over 56 percent more transactions than in Q3 of 2000 and we were pleased to see strong growth coming in multiple transaction categories.

                      Shifting now to prescription services, although 2001 has been a challenging year, we remain enthusiastic about the longer-term prospects of electronic prescribing. After three quarters of slow and steady progress, we are now seeing signs of stronger activity. RxHub, the consortium of the three largest PBMs, has hired their CEO and is moving forward with its business plan. The retail pharmacy industry has announced a similar initiative, SureScript, with which we are closely involved. And in contrast to the handheld sector of e-prescribing, which is going through a significant shakeout, at ProxyMed, we are seeing renewed interest in our production- proven desktop and Webtop solutions. Despite all of these challenges in Q3, we were able to grow our prescription network by signing two new front-end partners and by bringing a new pharmacy retail chain customer live. We hope to report even greater success in Q4.

                      Moving now to MDP, we are very pleased at our ongoing progress with this mid-Q2 acquisition. We have fully integrated its operations into our network and into our day-to-day operational processes. We have successfully retained the employee and

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                      the customer base through focus and improved service. With this operational work behind us, we have shifted our attention now to increase revenue growth by adding new sales resources and by kicking off a concerted effort to cross-sell patient statements into our physician and lab customer base.

                      Moving now to operations, we have had a very busy and productive quarter. We completed the initial upgrade of our payer services production network, creating improved reliability and faster performance. In Q3 and Q4, this work continues with the implementation of a fairly significant investment in production automation tools. Finally, we successfully submitted our application for clearinghouse certification to EHNAC, which is the "Electronic Healthcare Network Accreditation Commission". EHNAC is an independent organization that accredits companies in our industry based on their performance against defined criteria, which are a combination of speed, accuracy, and data integrity. We expect to receive our final accreditation shortly. This is a significant step in our ongoing commitment to quality and it follows in the tradition of our Lab Services unit's long standing ISO 9001 certification.

                      In addition to the upgrade of the payer services network, we have been equally busy improving the reliability, performance and security of ProxyNet, our secure, web-based national healthcare information network. We have been implementing a multi-part plan throughout 2001 and it is nearing completion. Some of the key goals realized include:

                         - Remediating single points of failure and adding redundancy to insure 100 percent uptime.
                         - Implementing superior security systems and features to not only meet HIPAA security requirements but to provide the best level of service for our customers.
                         - Redesigning the network platform to increase financial and operational performance.
                         - Upgrading both disaster avoidance and disaster recovery processes.
                         - Installing network and application monitoring tools to insure complete control and visibility of network performance.
                         - And finally, moving the network to the robust, secure, and controlled environment of a state-of-the-art UUNET facility in Atlanta.

                      These projects are just two examples of how we are investing in automation and process improvement to drive operational efficiencies, and I am pleased to report that this work is showing up in the bottom line. As an example, in payer services, we decreased our payroll expense as a percent of net revenue by over 14 full percentage points in just one year. And in Lab Services, this year we have been concentrating on our SG&A expenses, dropping them almost three full percentage points as a percent of revenue.

                      Speaking of Lab Services, we had another outstanding quarter. In our core products group of intelligent lab reporting devices, we had a banner quarter with over 28 new customers and an increase of 17 percent in devices sold over Q3 of 2000. And from a revenue perspective, we were up almost 23 percent from the second quarter and up almost five percent from the previous record setting period last year. We continue to see significant demand for core products and look forward to a number of

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                      opportunities to expand both our products and our services offering. However, I do want to remind everyone that third quarter is typically the peak quarter each year for Lab Services. Many of our customers use capital expenditures dollars to fund their purchases from ProxyMed, and historically labs begin to exhaust their annual capital budgets in early Q4 which causes the corresponding overall drop in our sales. While we try to anticipate the seasonality in our budgets and forecasts, it is a challenge to predict it accurately. We do expect, though, in any event that Q4 revenue in 2001 will be above the same period last year.

                      While core products and services are growing well, we are equally focused on expanding our new Internet-based services for clinical, specialty hospital and anatomical pathology lab companies. For example, we completed this quarter a major release of our product which integrated confidential physician-to-patient notification. And our Internet product received a nice recognition by being selected as one of the finalists for the South Florida Business Journal's 2001 Technology Awards.

                      All in all, we had a terrific quarter, both operationally and financially and we look forward to reporting our progress and success as we carry this momentum into 2002. And with that, I'll turn it over to Mike to wrap it up.

Michael Hoover:       Thank you, Nancy.  Now that we have reviewed the financial and operating successes of this past quarter, I'd like to spend some time talking about the outlook for Q4 and beyond. Let's start by talking about our performance for the balance of the year and 2002.

                      As you know, when I joined the company in late 2000, ProxyMed was in a significant money-losing situation. I am very pleased with our success since then in this challenging market. Given our successes so far this year, we have confidence that we will meet our revenue goals of $42.5 million but we are updating our recurring EBITDA guidance to a range of $2.4 to $2.55 million. This update is primarily due to the challenges in the e-prescribing market, changes in revenue recognition, and increased direct cost as Judd pointed out in his discussion. Despite this update, considering the Company's long history of money-losing operations prior to the new management, this is clearly great success in one short year. For 2002, we remain committed to our goals for $55 million in revenue and $6.7 million in EBITDA.

                      Looking ahead to 2002, although the electronic prescribing business is developing somewhat more slowly than we had hoped, in contrast, our payer services business is showing greater growth opportunities than we originally forecast. With reduced valuations for many public and private companies, we see a number of attractive acquisition targets. We are most interested in adding geographic depth to our existing services and increasing our real-time transaction capabilities and volumes and in acquiring an entry point into the hospital market. With the clean-up of our capital structure and our strong and growing profitability, ProxyMed is an attractive acquirer, and we have a number of discussions underway. While our preference is for stock-based transactions, some of these opportunities will require a cash component. If these deals come to fruition, we expect to raise a modest amount of external capital to facilitate their closing. Any equity raised would be a common stock deal, which would also serve the purpose of increasing our institutional ownership. With the recent accomplishments of the Company and the clean up of

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                      our capital structure, we are now receiving significant
                      interest of many of the institutions that we have been speaking with. If we can successfully complete a capital raise in the next few months, ProxyMed can begin to take advantage of these acquisition opportunities in order to achieve its external growth targets.

                      Look, don't get me wrong. We are pleased with our core internal growth and believe that there are very attractive internal opportunities that will drive future success of ProxyMed in each of our lines of business. HIPAA is spurring opportunities in Lab Services and in Healthcare Transaction Services. RxHub, SureScript, MedUnite, and other recently announced healthcare initiatives all bring capital, visibility, and growth to our industry and ProxyMed is well-positioned to participate in and benefit from these efforts.

                      [Questions from participants and answers from management omitted, except for the following]

Nancy Ham:            There is one question that we have not gotten on the call
                      so far that I have been getting a lot offline, so I'd like to address what are we doing here at ProxyMed about HIPAA.
                      So just a couple of comments:

                      As most of you know, HIPAA is primarily focused on transaction code sets, security and privacy. So with regards to transaction code sets, this currently affects our payer services business unit, which is in great shape to meet the October 2002 deadline. We are already in production with claims, encounters, ERAs and claim status transactions in compliance with HIPAA, and that is the vast majority of our transaction volume today. For lab and prescription services, the clinical transaction code sets have not yet been finalized, but we are very involved in the dialog. For example, just earlier this week, Jack Guinan, who heads up our prescription services business unit, was in Washington [DC] providing expert testimony on the electronic prescription standard that is being reviewed.

                      With regards to security, I have already discussed the significant investments and hard work that we have followed this year. Although the final security regulations have not been issued yet, we are confident we are on the leading edge with regards to security and we will easily be in full compliance.

                      And finally on the privacy front, our lab services unit has been taking the lead. We have worked very extensively with Jeffrey Booth, who represents the lab industry on the negotiated rules making committee. Jeff and I co-presented in the summer at the industry's largest trade show about how the privacy rules will effect the delivery of lab results, and we just co-wrote an article discussing this in detail. Privacy, of course, effects all three business units. In payer services, a large part of the ENHAC certification process focused on the policies and procedures that are really required to insure privacy under HIPAA.

                      So overall, we are very confident we will easily be ready for HIPAA, and in fact, we see it much more as an opportunity than as a threat. In lab services, we think we will see increased sales of electronic devices, both new units to displace manual or fax delivery methods, and unit upgrades to add more affirmative access controls. And in payer services, both providers and payers can use a clearinghouse such as ProxyMed as an integral part of their HIPAA compliance.

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                      [Concluding Comments]

Michael Hoover:       Well, thank you for your time and interest today.  Let me
                      close the call by reiterating ProxyMed's strategy and commitment described in our previous conference call: Our focus remains on connecting physicians with their contracted financial and clinical partners so that they can conduct value-added transactions. We are well positioned today as the largest provider of retail pharmacy connectivity, the largest provider of lab results reporting devices and the second largest physician connectivity clearinghouse. We will grow revenue by adding front-end physician prescribers through our strategic partners to drive our transaction and expanding our back-end connectivity to labs, pharmacies, PBMs, and payers. The addition of accretive acquisitions will only accelerate our success. Being one of the most connected and one of the only profitable Healthcare IT companies will certainly help make the difference.

                      Again, I want to thank you for your time today and we will talk to you next quarter.

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